Exhibit 23.2

CONSENT OF EXPERT

DRA Projects (Pty) Ltd hereby consents to the use of and reference to it and its name, DRA Projects (Pty) Ltd, and the information listed below that it has reviewed and approved, as described or incorporated by reference in Lifezone Metals Limited’s Form F-3 (File Nos. 333-272865 and 333-281189) and Form S-8 (File No. 333-274449) and the related prospectuses, filed with the United States Securities and Exchange Commission and any amendments and/or exhibits thereto (collectively, the “Registration Statements”). DRA Projects (Pty) Ltd is a “Qualified Person” as defined in Regulation S-K 1300.

DRA Projects (Pty) Ltd has reviewed and approved the following:

●	the Kabanga Nickel Project Initial Assessment Technical Report Summary titled “Initial Assessment - Technical Report Summary” effective June 2, 2025 (the ” IA Technical Report Summary”); and

●	the information derived, summarized, quoted or referenced from the IA Technical Report Summary, or portions thereof, that were prepared by DRA Projects (Pty) Ltd, that DRA Projects (Pty) Ltd supervised the preparation of and/or that was reviewed and approved by DRA Projects (Pty) Ltd, that is included or incorporated by reference in the Registration Statements.

DRA Projects (Pty) Ltd consents to the public filing and use of the IA Technical Report Summary as exhibits to the Registration Statements and the Form 6-K of Lifezone Metals Limited to which this consent is an exhibit.

Dated this 2nd day of June, 2025.

Yours sincerely,

/s/ DRA Projects (Pty) Ltd
For and on behalf of
DRA Projects (Pty) Ltd